CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Oak Value Trust and to the use of our report dated August 11, 2009 on the Oak Value Fund’s (a series of shares of beneficial interest of Oak Value Trust) financial statements and financial highlights. Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

Briggs, Bunting & Dougherty, LLP
Philadelphia, Pennsylvania
October 26, 2009